Norfolk Southern Corporation Long-Term Incentive Plan

2008 Award Agreement for Outside Directors

              This AGREEMENT dated as of January 24, 2008 (Award Date), between NORFOLK SOUTHERN CORPORATION (Corporation), a Virginia corporation, and Jane M. O'Brien (Participant), a director of the Corporation who is not an officer of the Corporation or any of its subsidiaries.

1.    Award Contingent Upon Execution of this Agreement.  This Award made to the Participant on the Award Date is contingent upon the Participant's execution and return to the Corporate Secretary of this Agreement.  This Award shall be void, and the Participant shall not be entitled to any rights hereunder, unless the Participant executes and returns this Agreement to the Corporate Secretary on or before January 25, 2008.

2.    Terms of Plan Govern.  Each Award made hereunder is made pursuant to the Norfolk Southern Corporation Long‑Term Incentive Plan (Plan), all the terms and conditions of which are deemed to be incorporated in this Agreement and which forms a part of this Agreement.  The Participant agrees to be bound by all the terms and provisions of the Plan and by all determinations of the Committee thereunder.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

3.    Award of Restricted Stock Units.  The Corporation hereby grants to the Participant on Award Date 38,213.6224 Restricted Stock Units in settlement of any amount that would otherwise be payable to the Participant in cash pursuant to the Outside Directors' Deferred Stock Unit Program (the "ODDSUP Makeup Award").  The Corporation further grants to the Participant on Award Date 3,000 Restricted Stock Units (the "2008 Award").  Each whole Restricted Stock Unit is a contingent right to receive a Restricted Stock Unit Share, granted pursuant to Section 5 of the Plan, subject to the restrictions and other terms and conditions set forth in the Plan and this Agreement.

(a)     Memorandum Account.  The Participant's Award of Restricted Stock Units shall be recorded in a memorandum account. The Participant shall have no beneficial ownership interest in the Common Stock of the Corporation represented by the Restricted Stock Units awarded and no right to receive a certificate representing such shares of Common Stock.  The Participant shall have no right to vote the Common Stock represented by the Restricted Stock Units awarded or to receive dividends.

(b)     Restriction and Retention Period.  The Restriction Period for the Restricted Stock Units granted pursuant to the ODDSUP Makeup Award and pursuant to the 2008 Award is waived and in lieu thereof, such Restricted Stock Units are subject to a Retention Period.  The Retention Period shall expire upon the Participant's Separation from Service (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) (a "Separation From Service") or death.  Notwithstanding any term of the Plan to the contrary, no Restricted Stock Units shall be settled in Restricted Stock Unit Shares pursuant to Section 5 hereof until the expiration of the Retention Period.

(c)     Restrictions.  Until the expiration of the Retention Period, Restricted Stock Units shall be subject to the following restrictions:

                    i.      the Participant shall not be entitled to receive the certificate or certificates representing the Restricted Stock Unit Shares to which the Participant may have a contingent right to receive in the future; and

                   ii.      the Restricted Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, used to exercise options or otherwise disposed of.

4.    Dividend Equivalent Payments.  On each dividend payment date for the Corporation, the Corporation shall credit the memorandum account of each Participant who holds Restricted Stock Units as of the declared record date with additional Restricted Stock Units and fractions thereof equivalent to the dividend paid on the Corporation's Common Stock based on the Fair Market Value of the Common Stock on the dividend payment date.   The Participant's memorandum account will be credited with additional Restricted Stock Units, including fractions thereof, pursuant to this section until all Restricted Stock Units that were credited to the Participant are distributed upon the Participant's Separation From Service or death.

5.    Distribution of Restricted Stock Units.  Each Participant shall elect a form of distribution with respect to any Restricted Stock Units credited to the Participant hereunder and with respect to any Restricted Stock Units that may be credited to the Participant in the future.  The Participant may elect to receive such Stock Units in a single stock distribution or in 10 annual installments upon the Participant's Separation From Service.  The Participant's election under this paragraph is irrevocable.  Notwithstanding the foregoing, if a Participant has a Separation From Service in 2008, distribution will be made in the form elected by the Participant prior to 2008 with respect to any deferral under the Norfolk Southern Corporation Outside Directors Deferred Stock Unit Program.

  If the Participant elects to receive the Restricted Stock Units in a single stock distribution, upon the expiration of the Retention Period, a certificate representing whole shares of Common Stock shall be delivered to the Participant, and any remaining fraction of a single Restricted Stock Unit that was credited to the Participant's memorandum account shall be distributed in cash concurrent with the distribution. The Participant's failure to make a valid election will result in the Restricted Stock Units being distributed in a single stock distribution.

              If the Participant elects to receive the Restricted Stock Units in 10 annual installments upon the Participant's Separation From Service, following the expiration of the Retention Period, the first distribution under an election to receive installments will be made in January following the year of the Participant's Separation From Service, and subsequent installments will be distributed on the anniversary of the first installment.  A certificate representing whole shares of Common Stock shall be delivered to the Participant upon distribution of each annual installment.  The first such installment will be the number of whole Restricted Stock Unit Shares that equal one tenth of the total number of the Restricted Stock Units in the memorandum account at that time; the second installment, one ninth of the remaining total number; the third installment, one eighth; and so forth, until all remaining Restricted Stock Units are distributed as whole Restricted Stock Unit Shares upon distribution of the certificate in the tenth installment.  Any remaining fraction of a single Restricted Stock Unit that was credited to the Participant's memorandum account upon the distribution of the tenth installment shall be distributed in cash concurrent with the distribution of the tenth installment.

              If the Participant dies at any time, any Restricted Stock Units credited to the Participant's memorandum account will be distributed as whole Restricted Stock Unit Shares to the Participant's beneficiary within thirty (30) days following the Participant's death.  Any remaining fraction of a single Restricted Stock Unit that was credited to the Participant's memorandum account shall be distributed in cash concurrent with the distribution.  The beneficiary may not, directly or indirectly, designate the taxable year of the settlement.

I hereby elect the following form of distribution for my Restricted Stock Units upon my Separation From Service with the Board of Directors of the Corporation (check only one):

_______    A single distribution of my Restricted Stock Units upon my Separation From Service.

_______    Ten annual stock installments, beginning in January following the year of my Separation From Service as a director.

I understand this election is irrevocable.

            IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Corporation by its officer thereunto duly authorized, and by the Participant, in acceptance of the above‑mentioned Award, subject to the terms of the Plan and of this Agreement, all as of the day and year first above written.

                                                            By:                /s/ Jane M. O'Brien

                                                                                      Jane M. O'Brien

                                                            By:               /s/ John P. Rathbone

                                                                                     NORFOLK SOUTHERN CORPORATION